Exhibit 99.1

August 1, 2017

Caterpillar contact:
Bridget M. Young
Global Government & Corporate Affairs
309-675-8463
young_bridget_m@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Group President and Chief Financial Officer Brad Halverson to Retire in 2018; Company to Launch External Search for New CFO

PEORIA, Ill. — Concluding a career spanning more than three decades with the company, Caterpillar Inc. (NYSE: CAT) today announced that Group President and Chief Financial Officer (CFO) Brad Halverson has elected to retire in early 2018.
“As a second generation Caterpillar employee, Brad’s roots began well before he joined the company, and on behalf of the extended Caterpillar family, I want to thank him for his many years of service,” said Caterpillar CEO Jim Umpleby. “Brad assumed the CFO role just as we faced an unprecedented downturn in our business. The company undertook significant restructuring in response to the downturn, and Brad played a critical role in that process, helping the company maintain a strong balance sheet and good cash flow. Brad also provided strong leadership for Caterpillar Financial Services Corporation, which maintained strong financial metrics, including past dues, writes offs and credit losses during the downturn,” Umpleby added.
The company will launch a global, external search to fill the CFO position, and Halverson’s decision to continue working into early 2018 will help ensure a smooth transition for the CFO position.
“I've had a great career with Caterpillar, and I'm blessed and fortunate to be in a position to retire and spend more time with my family – my wife Mindy, my children and grandchildren,”

Halverson said. “I will remain active in community events and will continue to support the various Peoria area charities and organizations that are important to me and my family.”
Prior to becoming CFO, Halverson served two years as vice president of the Finance Services Division, and before that position, he was the corporate controller.
Halverson joined Caterpillar in 1988 as an accountant. In 1993, he moved to Geneva, Switzerland, to become a strategy and planning consultant. He went on to become controller in Europe, responsible for Caterpillar's financial reporting in Europe, Africa and the Middle East. Halverson returned to the United States in 1996 to manage general accounting and financial systems. From 1998 until 2002, Halverson was the CFO of Caterpillar's Engine Division and was the director of Mergers & Acquisitions.
Halverson graduated with a Bachelor of Science degree in Accounting in 1982, and earned an Executive MBA in 1996, both from the University of Illinois. He is a certified public accountant (CPA) and member of the American Institute of CPAs.
Halverson serves on the Sysco Corporation Board of Directors and is a member of the U.S. Chamber of Commerce Board. He also serves on the Dean’s Business Council for the University of Illinois at Urbana-Champaign College of Business and the OSF St. Francis Medical Center Community Advisory Board. Halverson is the Immediate Past Chairman of the Easter Seals of Central Illinois Board of Trustees, and he is the current Treasurer of the Easter Seals Foundation Board of Trustees. In addition, Halverson is the Chairman of the Illinois High School Association State Basketball Tournament Steering Committee.

About Caterpillar
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2016 sales and revenues of $38.537 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Forward-looking Statements
Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) our ability to develop, produce and market quality products that meet our customers’ needs; (vi) the impact of the highly competitive environment in which we operate on our sales and pricing; (vii) information technology security threats and computer crime; (viii) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (ix) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (x) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) union disputes or other employee relations issues; (xiii) adverse effects of unexpected events including natural disasters; (xiv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xv) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvi) our Financial Products segment’s risks associated with the financial services industry; (xvii) changes in interest rates or market liquidity conditions; (xviii) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxi) increased pension plan funding obligations; (xxii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiii) international trade policies and their impact on demand for our products and our competitive position; (xxiv) additional tax expense or exposure; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.